The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED **Restated Articles of Organization** FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation: Medical Evaluation Specialists-Massachusetts, Inc.

(2) Registered office address: 155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) Date adopted: March 16, 2011
(month, day, year)

(4) Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☒ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation's articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Medical Evaluation Specialists-Massachusetts, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

N/A

** Changes to Article VIII must be made by filing a statement of change of supplemental information form.*

*** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.*

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

None.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See attached Continuation Sheet VI.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: Article II and Article VI

Signed by: /s/ Clare Arguedas Vice President and General Counsel,

(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☐ President,
- ☒ Other officer,
- ☐ Court-appointed fiduciary,

on this 16th day of March, 2011.

Continuation Sheet VI

No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the Massachusetts Business Corporation Act as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Corporation shall, to the fullest extent permitted by the Massachusetts Business Corporation Act, indemnify its officers and members of the Board of Directors and may, if authorized by the Board of Directors, indemnify its employees and agents and any and all persons whom it shall have the power to indemnify against any and all expenses, liabilities or other matters (including expenses incurred in prosecuting and indemnification actions).